EXHIBIT 3.2

KITE REALTY GROUP TRUST

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND
PREFERENCES OF A SERIES OF PREFERRED SHARES

Kite Realty Group Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

                FIRST: Under the authority contained in the Articles of Amendment and Restatement of Declaration of Trust of the Trust (the “Declaration of Trust”), and pursuant to authority vested by the Board of Trustees of the Trust (the “Board”) in the Pricing Committee of the Board (the “Pricing Committee”) at a meeting of the Board held on November 2, 2010, the Pricing Committee, by resolution approved at a meeting held on November 30, 2010, has classified and designated 2,990,000 Preferred Shares of the Trust (the “Shares”), par value $0.01 per share, as 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, which upon any restatement of the Declaration of Trust, shall be deemed to be part of Article VI of the Declaration of Trust, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Declaration of Trust.

8.250% Series A Cumulative Redeemable Perpetual Preferred Shares

            (1)           Designation and Number. A series of preferred shares, designated as the “8.250% Series A Cumulative Redeemable Perpetual Preferred Shares” (the “Series A Preferred Shares”), is hereby established. The par value of the Series A Preferred Shares is $0.01 per share.  The number of Series A Preferred Shares shall be 2,990,000.

(2)           Ranking. The Series A Preferred Shares will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Trust, rank (a) senior to the Common Shares (as defined in the Declaration of Trust) and any other capital shares of the Trust, now or hereafter issued and outstanding, the terms of which provide that such capital shares rank, as to dividends and upon liquidation, dissolution or winding up of the Trust, junior to such Series A Preferred Shares (“Junior Shares”), (b) on a parity with any other capital shares of the Trust, now or hereafter issued and outstanding, other than the capital shares referred to in clauses (a) and (c) (“Parity Shares”); and (c) junior to all capital shares of the Trust the terms of which specifically provide that such capital shares rank senior to the Series A Preferred Shares.

(3)           Dividends.

(a)            Holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Trust, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 8.250% per annum of the $25 liquidation preference of each Series A Preferred Share (equivalent to $2.0625 per annum per share); provided, however, that if following a “Change of Control” (as hereinafter defined), either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not listed on the NYSE or quoted on the NASDAQ Stock Market (“NASDAQ”) (or listed or quoted on a successor exchange or quotation system), holders of the then outstanding Series A Preferred Shares will be entitled to receive, when, as and if authorized by the Board and declared by the Trust, out of funds legally available for the payment of dividends, cumulative cash dividends from, and including, the first date on which both the Change of Control has occurred and either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not so listed or quoted, at the rate of 12.250% per annum of the $25 liquidation preference of each Series A Preferred Share (equivalent to $3.0625 per annum per share), for as long as either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not so listed on the NYSE or quoted on NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system) (the “Special Dividend Rate”).

 (b)            Dividends on each outstanding Series A Preferred Share shall be cumulative from and including the date of original issuance or, with respect to the Special Dividend Rate, from, and including, the first date on which both a Change of Control has occurred and either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not listed on the NYSE or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), and shall be payable (i) for the period from December 7, 2010 to March 1, 2011 on March 1, 2011, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 1st of each March, June, September and December, commencing on June 1, 2011 (each such day being hereinafter called a “Series A Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series A Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend which would otherwise have been payable on such Series A Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day. Each dividend is payable to holders of record as they appear on the share records of the Trust at the close of business on the record date, not exceeding 30 days preceding the applicable Series A Dividend Payment Date, as shall be fixed by the Board. Dividends shall accumulate from the most recent Series A Dividend Payment Date to which dividends have been paid, whether or not there shall be funds legally available for the payment of such dividends, whether the Trust has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears. Holders of the Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Shares. Dividends payable on the Series A Preferred Shares for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Shares for each full dividend period will be computed by dividing the applicable annual dividend rate by four.   After full cumulative distributions on the Series A Preferred Shares have been paid or declared and funds therefor set aside for payment with respect to a dividend period, the holders of Series A Preferred Shares will not be entitled to any further distributions with respect to that dividend period.

(c)            No dividends on the Series A Preferred Shares shall be authorized and declared by the Board or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d)            So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and such Parity Shares.

(e)            So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in Junior Shares of, or in options, warrants or rights to subscribe for or purchase, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Trust or any subsidiary, or a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving the Trust’s qualification as a REIT (as defined in the Declaration of Trust)), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding Series A Preferred Shares and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares.

(f)            Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(g)            Except as provided herein, the Series A Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

(h)            With respect to the Series A Preferred Shares, a “Change of Control” shall be deemed to have occurred at such time as (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all voting shares that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting shares representing more than 50% of the total voting power of the Trust’s total voting shares; (ii) the date the Trust sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Trust with another entity where (A) the Trust’s shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of shares to elect trustees by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of trustees, or where (B) members of the Board immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of the corporation issuing cash or securities in the merger or share exchange.

As used herein, the term “dividend” does not include dividends payable solely in Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares.

As used herein, the term “voting shares” shall mean shares of any class or kind having the power to vote generally in the election of trustees.

(4)           Liquidation Preference.

(a)            In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust shall be made to or set apart for the holders of Junior Shares, the holders of the Series A Preferred Shares shall be entitled to receive $25 per share (the “Liquidation Preference”) plus an amount per share equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Preferred Shares shall not be entitled to any further payment.   If, upon any such liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Trust with one or more entities, (ii) a statutory share exchange or (iii) a sale or transfer of all or substantially all of the Trust’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

(b)            Subject to the rights of the holders of Parity Shares, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

(5)           Optional Redemption.

(a)            Except as otherwise permitted by the Declaration of Trust and paragraph (b) below, the Series A Preferred Shares shall not be redeemable by the Trust prior to December 7, 2015. On and after December 7, 2015, the Trust, at its option, upon giving notice as provided below, may redeem the Series A Preferred Shares, in whole or in part, at any time and from time to time, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends on the Series A Preferred Shares (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b)            If at any time following a Change of Control (as defined in Section 3(h) above), either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not listed on the NYSE or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), the Trust will have the option, upon giving notice as provided below, to redeem the Series A Preferred Shares, in whole but not in part, within 90 days after the first date on which both the Change of Control has occurred and either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not so listed or quoted, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends on the Series A Preferred Shares (whether or not declared), to, but not including, the redemption date (the “Special Redemption Right”).

(c)            The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right.

(i)            A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust’s share transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed and, if fewer than all the Series A Preferred Shares held by such holder are to be redeemed, the number of such Series A Preferred Shares to be redeemed from such holder; (iv) the place or places where the certificates evidencing the Series A Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii)            At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series A Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.

(iii)            If fewer than all the outstanding Series A Preferred Shares are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method the Trust may choose.

(iv)            Upon any redemption of Series A Preferred Shares, the Trust shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a record date for a Series A Preferred Shares dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Shares at the close of business on such record date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares before such Series A Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Shares called for redemption.

(v)            If full cumulative dividends on the Series A Preferred Shares and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, except as otherwise permitted under the Declaration of Trust, the Trust may not purchase, redeem or otherwise acquire Series A Preferred Shares or any Parity Shares other than in exchange for Junior Shares.

(vi)            On and after the date fixed for redemption, provided that the Trust has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on the Series A Preferred Shares called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Shares on the applicable record date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Shares shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(d)            The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right.

(i)            A notice of redemption shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust’s share transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where the certificates evidencing the Series A Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii)            At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series A Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series A Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.

(iii)            Upon the redemption of Series A Preferred Shares, the Trust shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a record date for a Series A Preferred Shares dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Shares at the close of business on such record date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares before such Series A Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Shares called for redemption.

(iv)           If full cumulative dividends on the Series A Preferred Shares and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, except as otherwise permitted under the Declaration of Trust, the Trust may not purchase, redeem or otherwise acquire Series A Preferred Shares or any Parity Shares other than in exchange for Junior Shares.

(v)            On and after the date fixed for redemption, provided that the Trust has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on the Series A Preferred Shares called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Shares on the applicable record date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Shares shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(e)            Any Series A Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(6)           Voting Rights. Except as otherwise set forth herein, the Series A Preferred Shares shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Series A Preferred Shares are entitled to vote, each such holder shall have the right to one vote for each Series A Preferred Share held by such holder.

(a)            If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares are in arrears, whether or not earned or declared, the number of members then constituting the Board will be increased by two and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional board members at an annual meeting of shareholders or a properly called special meeting of the holders of the Series A Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the then current quarterly period on the Series A Preferred Shares and such other Voting Preferred Shares have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding have been paid and full dividends on the Series A Preferred Shares and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect two additional board members will cease, the terms of office of the board members will forthwith terminate and the number of members of the Board will be reduced accordingly; provided, however, the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect the additional board members will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Series A Preferred Shares be entitled pursuant to these voting rights to elect a trustee that would cause the Trust to fail to satisfy a requirement relating to trustee independence of any national securities exchange on which any class or series of the Trust’s shares are listed.  In class votes with other Voting Preferred Shares, preferred shares of different series shall vote in proportion to the liquidation preference of the preferred shares.

(b)            So long as any Series A Preferred Shares are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Shares, voting separately as a class, either at a meeting of shareholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Declaration of Trust (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Shares, unless in connection with any such amendment, alteration or repeal, the Series A Preferred Shares remain outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series A Preferred Shares, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital shares having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Trust may create additional classes of Parity Shares and Junior Shares, amend the Declaration of Trust and these Articles Supplementary to increase the authorized number of Parity Shares (including the Series A Preferred Shares) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

(c)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7)           Information Rights. During any period in which the Trust is not subject to Section 13 or 15(d) of the Exchange Act, and any Series A Preferred Shares are outstanding, the Trust will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear in the record books of the Trust and without cost to such holders, copies of the annual reports and quarterly reports that the Trust would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Shares. The Trust will mail (or otherwise provide) the information to the holders of Series A Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Trust were subject to Section 13 or 15(d) of the Exchange Act of 1934, as amended.

(8)           No Right of Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust.

(9)           Other Limitations; Ownership and Transfer. The Series A Preferred Shares constitutes Shares (as defined in the Declaration of Trust) of the Trust and is governed by and issued subject to all the limitations, terms and conditions of the Declaration of Trust applicable to Shares generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Declaration of Trust applicable to Shares. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Shares of any other term or provision of the Declaration of Trust.

(10)            Record Holders. The Trust and the transfer agent for the Series A Preferred Shares may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the transfer agent shall be affected by any notice to the contrary.

SECOND: The Shares have been classified and designated by the Pricing Committee under the authority granted by the Board pursuant to the powers of the Board as contained in the Declaration of Trust. These Articles Supplementary have been approved by the Pricing Committee in accordance with the power delegated to the Pricing Committee by the Board in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall become effective at 9:00 a.m. (Eastern Time) on December 7, 2010.

FOURTH: The undersigned Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 6th day of December, 2010.

Kite Realty Group Trust
By:	/s/ John A. Kite
John A. Kite
Chief Executive Officer

ATTEST:
By:	/s/ Thomas R. Olinger
Thomas R. Olinger
Senior Vice President and Secretary